EXHIBIT 10.2

AMENDMENT OF
PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED SHARE UNIT PLAN FOR
NONEMPLOYEE DIRECTORS

On October 22, 2008, the Board of Directors (the “Board”) of Platinum Underwriters Holdings, Ltd. (the “Company”) approved amendments to the Company’s Amended and Restated Share Unit Plan for Nonemployee Directors (the “Director Plan”) as a result of the adoption of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In accordance with Section 457A of the Code, these amendments are intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any employee of the Company who is a taxpayer in the United States of America.  Defined terms used but not defined below shall have the meanings ascribed thereto in the Director Plan.

The Director Plan was amended to provide that, after crediting to each Participant’s Share Unit Account a Share Unit Award as of January 1, 2009 in respect of the fourth calendar quarter of 2008, no additional Share Unit Awards shall be granted or credited under the Director Plan; for the avoidance of doubt, Dividend Equivalent Amounts shall continue to be credited to each Participant’s Share Unit Account in accordance with the terms of the Director Plan, and all Share Units that have been credited to such Participant’s Share Unit Account and are outstanding as of January 1, 2009, and Dividend Equivalent Amounts that have been credited to such Participant’s Share Unit Account at any time, shall be settled in accordance with the terms of the Director Plan.

In lieu of Share Unit Awards under the Director Plan, each director of the Company who is not an employee of the Company or any of its affiliates shall be paid, following the end of each calendar quarter commencing with the first calendar quarter of 2009, 100% of the aggregate dollar amount of his or her annual retainer fees and meeting, committee and other fees earned by him or her for service on the Board and Committees thereof for such calendar quarter in cash.